Exhibit 99.7
CONFIDENTIAL DOCUMENT
New options for optimized storage in virtual environments
Dell announces intent to acquire 3PAR
More than ever, you are coping with two fundamental challenges — how to store, protect and manage an explosion of data, and managing and operating increasingly virtualized data centers and applications that are required to make your organization successful. These challenges are complicated by static or reduced budgets, requiring you to realize new levels of efficiency. In this “Virtual Era”, you need additional options to meet your IT and data management goals. It was with all this in mind that Dell decided to acquire 3PAR.
3PAR is known for being a pioneer in thin provisioning and other storage virtualization technologies designed to enhance efficiency, for its leadership in simplifying storage administration, and for being a leading global provider of dynamically tiered, multi-tenant storage arrays that are ideal for public and private cloud solutions. Their customers value their track record of lowering storage costs and easing data management in highly-virtualized environments, particularly those in mid-sized and larger organizations.
This acquisition adds new capabilities to our existing Dell storage portfolio, providing you with more choice and flexibility, as well as other benefits. Specifically, 3PAR brings a solution that can scale to meet the storage needs of customers in the mid to higher end of the storage segment, by adding a modular and tightly clustered solution optimized for the storage needs of the “Virtual Era.” You can learn more about this acquisition and 3PAR’s unique platform at the links below.
Note: This acquisition remains subject to customary closing conditions.
          The planned tender offer described in these materials has not yet commenced. This description is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell Inc. will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and 3PAR Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to 3PAR Inc.’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.